Exhibit 99(C)(3)

PROJECT STRATOSPHERE September 20, 2019

DISCLAIMER The following pages contain material provided to the Special Committee of the Board of Directors (the “Special Committee”) of Stein Mart, Inc. (the “Company”) by PJ Solomon, L.P. and its affiliates, including, without limitation, PJ Solomon Securities, LLC (collectively, “PJ Solomon” or “Solomon”) in connection with Project Stratosphere. These materials were prepared on a confidential basis in connection with an oral presentation to the Special Committee and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. The information contained in this presentation was based solely on publicly available information or information furnished to PJ Solomon by the Company. PJ Solomon has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. This presentation includes certain statements, estimates and projections provided by the Company with respect to the historical and anticipated future performance of the Company. Such statements, estimates and projections contain or are based on significant assumptions and subjective judgments made by the Company’s management. None of PJ Solomon, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information, projections or any conclusion contained herein. PJ Solomon, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information, projections or matter contained herein, or any oral information provided herewith or data any of them generates. The information contained herein should not be assumed to have been updated at any time subsequent to date shown on the first page of the presentation and the delivery of the presentation does not constitute a representation by PJ Solomon that such information will be updated at any time after the date of the presentation. Neither PJ Solomon nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. The Company acknowledges that PJ Solomon is an affiliate of Natixis, a global full service commercial and investment bank. DRAFT 1

THE “SHAKEOUT” IS IN FULL SWING Selected retailers who have filed, liquidated or shut-down over the last few years, or are currently distressed 2019 will likely see more liquidations as non-ABL financing dries up July ‘142014 Dec ‘14 2015 * * * * * * * * (a) * * 2016 * * (a) * * * * * (a) 2017 * * * * * * * * *(a) * (a) 2018 * * 2019 * * * * * * * * Distressed Retailers DRAFT Note: * indicates liquidated and (a) indicates pure play digital. As of September 16, 2019. 2

COMP SALES(a) PERFORMANCE VS. FORECAST Comps underperformed forecasts in 13 of the last 15 observable months 2018 Actual Monthly Comp Store Sales Performance vs. 2018 2+10 Forecast 3.6% 5.4% 5.7% 4.8% 3.9% 5.7% 1.4% 2.3% 1.7% 3.0% 0.8% 2.3% (0.0%) (0.4%) (0.2%) (0.2%) (5.0%)(5.0%) (5.5%) (11.6%) Apr May Jun Jul Aug Sep Oct Nov Dec Jan 2018 2+10 Forecast Actual 2019 Actual Monthly Comp Store Sales Performance vs. Management Five Year Plan (2+10 Forecast for 2019) 11.2% 5.2% 2.8% 4.1% 2.9% 1.4% 3.9% 3.2% 4.8% 3.7% 0.0% (4.4%) (2.9%) (0.6%) (10.1%) Apr May Jun Jul Aug Sep Oct Nov Dec Jan Management Five Year Plan (2019 2+10 Forecast) (b) Actual DRAFT (a) Comp figures for 2019 represent Store + eCommerce comparable sales. Comp figures for 2018 represent total comp, representative of Store, eCommerce and Licensed comparable sales. (b) Management Five Year Plan approved by the Board of Directors on May 14, 2019. 3

FY 2019 COMPARISON OF ACTUALS TO PLAN

PJ SOLOMON

($ in millions)

Management Five Year Plan | Management Reforecast (6+6) | Actual

REVENUE



$114 $108
$107 $102
$120 $118
$78 $76
$81 $77 $80
$112 $109
$98 $97
$117 $119
$168 $166
$64 $64
Apr-2019
May-2019
Jun-2019
Jul-2019
Aug-2019
Sep-2019
Oct-2019
Nov-2019
Dec-2019
Jan-2020

Comp Sales %	Apr-2019	May-2019	Jun-2019	Jul-2019	Aug-2019	Sep-2019	Oct-2019	Nov-2019	Dec-2019	Jan-2020
	11.2% 5.2%	(4.4%) (10.1%)	2.8% 0.0%	4.1% (2.9%)	2.9% (1.7%) 1.4%	3.9%	3.2%	(0.6%)	4.8%	3.7%

ADJUSTED EBITDA

Five Year Plan approved on 5/14/19 included actual March and was informed by April preliminary results

EBITDA missed Management Reforecast (6+6) in August by $2.8M, largely as a result of permanent markdown timing shifts which reduced merchandise margin by ~$2M

Management Five Year Plan (5/14/19) 2019E EBITDA = **$35.7M**

Management Reforecast (6+6) 2019E EBITDA = **$31.3M**



$14.5 $15.3
$5.4 $0.1
$8.4 $4.9
($4.7) $2.0
($7.5) ($11.3) ($14.1)
$1.5 $0.9
$6.7 $9.5
($2.0) ($0.5)
$23.3 $21.7
($8.5) ($9.9)
Apr-2019
May-2019
Jun-2019
Jul-2019
Aug-2019
Sep-2019
Oct-2019
Nov-2019
Dec-2019
Jan-2020

Rolling LTM EBITDA:	Apr-2019	May-2019	Jun-2019	Jul-2019	Aug-2019
	$34.9	$27.3	$25.6	$31.7	$24.1

LTM EBITDA at first-round IOI

LTM EBITDA at Reaffirmed Proposal

Management Reforecast (6+6) not adjusted to reflect timing shift of markdowns pulled forward into August – Management believes this shift should result in higher merchandise margin through remainder of Q3 and early Q4

DRAFT

Sources: Management Five Year Plan approved by the Board of Directors on May 14, 2019; Management 6+6 Reforecast provided on August 15, 2019.

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